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                                                                   Exhibit 10.38

                          [Ask Jeeves, Inc. letterhead]





June 30, 1999


Jeffrey S. Mahl
148 Cold Spring Road
New York, NY 11791

Dear Jeffrey,

I am pleased to offer you the position of Vice President of Advertising, Sponsorship, and E-Commerce, Consumer Answer Network for Ask Jeeves, Inc. (the "Company"). Your first day of employment will be June 30, 1999 ("your Start Date").

FIXED COMPENSATION
You will receive an annual salary of $150,000 which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to participate in any employee benefit programs that are, or may become, available to an employee at an equivalent level at Ask Jeeves.

VARIABLE COMPENSATION
You will be eligible to earn commissions on consumer revenue based on the following plan:

         1999 Plan Year    1.5% commission on revenue up to $7 Million
                           2.0% commission on revenue over $7 Million

         2000 Plan Year    .75% commission on revenues up to $25 Million
                           1.25% commission on revenues greater than $25 Million

OPTIONS
Upon your employment, you will be awarded 125,000 options to purchase stock in the Company pursuant to the 1999 Company incentive stock option plan (the "Plan"), vesting over a period of four years, with 25% of the shares vesting on the first anniversary of your employment, and the remaining shares vesting in 36 equal monthly installments thereafter, with a ten-year term. The price of the options will be equal to $14.00 per share, subject to approval by our Board of Directors.

If your employment is terminated, without cause, solely as a result of a change of control of the Company, you will be entitled to immediate vesting of the following number of shares (the "Accelerated Shares"): (a) if the change of control occurs prior to the one-year anniversary of your Start Date, the Accelerated Shares will be equal to 1/48th of the option grant multiplied by the number of months from the date of your termination to the one-year anniversary of your Start Date; or (b) if the change of control occurs after the one-year anniversary of your Start Date, the Accelerated Shares will be equal to 6/48th of your option grant.

"Termination without cause" means termination of your employment by the Company for reasons other than: (a) indictment or conviction of any felony or of any crime involving dishonesty; (b) participation in any fraud against the company; (c) breach of your duties to the company including persistent unsatisfactory performance of job duties; (d) intentional damage to any property of the company; or (e) conduct by you that in the good faith and reasonable

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determination of the Company's Chief Executive Officer or Board of
Directors demonstrates gross unfitness to serve.

BENEFITS
Enclosed you will find information on the Company's employee benefits program. Should you accept this offer, please bring the completed forms with you on your first day of work. If you have any questions, please call Cathy Hasenpflug in Human Resources (510) 649-3844.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identify and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

I have enclosed our Confidential Information and Invention Assignment Agreement. If you accept this offer, please return to me a signed copy of this agreement.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Berkeley, California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the Confidential Information and Invention Assignment Agreement between you and the Company, sets for the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you. This offer is contingent upon our successful completion of your reference checks, and will expire June 30, 1999.

Welcome to Ask Jeeves!

Sincerely,





Ted Briscoe
Vice President

Enclosures





Accepted:





                                             Date:
- ------------------------------------                ----------------------------
Jeffrey S. Mahl